Exhibit 99.1

Acquisition of Blackhawk by Silver Lake and P2 Capital Partners Complete

Pleasanton, Calif. – June 15, 2018 – Blackhawk Network Holdings, Inc. (“Blackhawk”), a global financial technology company and a leader in prepaid gift, reward and incentive technologies and solutions, Silver Lake, the global leader in technology investing, and P2 Capital Partners, a New York based investment firm, today announced the successful completion of the acquisition of Blackhawk by Silver Lake and P2 Capital Partners.  The acquisition was previously announced on January 16, 2018, and the transaction closed and became effective today.

Under the terms of the transaction, Blackhawk stockholders are entitled to receive $45.25 per share in cash.  As a result of the completion of the acquisition, Blackhawk’s common stock will cease trading as of today on the NASDAQ Stock Market.

About Blackhawk Network Holdings, Inc.
Blackhawk Network Holdings, Inc. is a global financial technology company and a leader in connecting brands and people through branded value solutions. Blackhawk platforms and solutions enable the management of stored value products, promotions and incentive programs in retail, ecommerce, financial services and mobile wallets. Blackhawk’s Hawk Commerce division offers technology solutions to businesses and direct to consumers. The Hawk Incentives division offers enterprise, SMB and reseller partners an array of platforms and branded value products to incent and reward consumers, employees and sales channels. Headquartered in Pleasanton, Calif., Blackhawk operates in the United States and 25 other countries. For more information, please visit blackhawknetwork.com, hawkcommerce.com, hawkincentives.com or our product websites giftcards.com, giftcardmall.com, cardpool.com, giftcardlab.com, omnicard.com and cashstar.com.

About Silver Lake
Silver Lake is the global leader in technology investing, with about $39 billion in combined assets under management and committed capital and a team of approximately 100 investment and value creation professionals located in Silicon Valley, New York, London, Hong Kong and Tokyo. Silver Lake’s portfolio of investments collectively generates more than $160 billion of revenue annually and employs more than 320,000 people globally. The firm’s current portfolio includes leading technology and technology-enabled businesses such as Alibaba Group, Ancestry, Broadcom Limited, Cast & Crew, Ctrip, Dell Technologies, Endeavor, Fanatics, Global Blue, GoDaddy, Motorola Solutions, Red Ventures, Sabre, SoFi, SolarWinds, Symantec, Unity, Weld North Education and WP Engine. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.

About P2 Capital Partners
P2 Capital Partners is a New York-based investment firm that applies a private equity approach to investing in the public market. P2 Capital Partners manages a concentrated portfolio of significant ownership stakes in high quality public companies in which it is an active shareholder focused on creating long-term value in partnership with management. The firm will also lead private equity transactions within its public portfolio. P2 Capital Partners’ limited partners include leading public pension funds, corporate pension funds, endowments, foundations, insurance companies, and high net worth investors.

Contacts

Blackhawk Network Holdings, Inc.:

Investors
Patrick Cronin
Patrick.Cronin@bhnetwork.com
+1-925-226-9939

Media
Daphne Borromeo
Daphne.Borromeo@bhnetwork.com
+1-925-738-4685

Silver Lake and P2 Capital Partners:

Media
Patricia Graue / Alice Gibb
silverlake@brunswickgroup.com
+1-212-333-3810